CALCULATION OF REGISTRATION FEE

	Amount	Maximum	Maximum
	to be	Offering Price	Aggregate	Amount of
Title of Each Class of Securities Offered	Registered(1)	per Share	Offering Price	Registration Fee(2)
Shares of Common Stock, $0.01 par value	1,437,500	$52.50	$75,468,750	$5,381

(1)	Includes shares of common stock which may be purchased by the underwriters to cover over-allotments, if any.

(2)	Calculated in accordance with Rule 457(r) of the Securities Act.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-162224
PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 30, 2009)

1,250,000 Shares

Portfolio Recovery Associates, Inc.

Common Stock

We are offering 1,250,000 shares of our common stock, par value $0.01 per share. We will receive all of the net proceeds from this offering.

Our common stock is quoted on the NASDAQ Global Market under the symbol “PRAA.” On February 17, 2010, the closing sale price of our common stock, as reported by NASDAQ, was $54.03 per share.

Investing in our common stock involves certain risks. Before purchasing our common stock, please review the information included in, and incorporated by reference into, the “Risk Factors” caption beginning on page S-7 of this prospectus supplement and page 3 of the accompanying prospectus.

	Per Share	Total

Public offering price	$52.50	$65,625,000
Underwriting discount	$2.494	$3,117,500
Proceeds, before expenses, to us	$50.006	$62,507,500

The underwriters may also purchase up to 187,500 additional shares of our common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about February 22, 2010.

Sole Book-Running Manager	Co-Lead Manager

William Blair & Company	JMP Securities

The date of this prospectus supplement is February 17, 2010

Prospectus Supplement

You should rely only on the information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus. No dealer, salesperson or other person is authorized to give information that is different. This prospectus supplement is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus supplement and the accompanying prospectus is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus supplement and the accompanying prospectus or of any sale of these securities.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

We are providing information to you about this offering of our common shares in two parts. The first part is this prospectus supplement, which provides the specific details regarding this offering. The second part is the accompanying prospectus, which provides general information, including information about the shares of our common stock. Generally, when we refer to this “prospectus,” we are referring to both documents combined. Some of the information in the accompanying prospectus may not apply to this offering. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Please read “Where You Can Find More Information” in the accompanying prospectus and “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus.

References to “we,” “us,” “our” or the “Company” refer to Portfolio Recovery Associates, Inc. and its subsidiaries. The term “you” refers to a prospective investor.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Before deciding to invest in shares of our common stock, you should read the entire prospectus supplement and the accompanying prospectus carefully, including the documents incorporated by reference, especially the matters discussed under “Risk Factors” beginning on page S-7 and the documents incorporated by reference herein, including the audited financial statements and related notes included in our Annual Report on Form 10-K for the year ended December 31, 2009. See “Incorporation of Certain Documents by Reference” below. Unless the context otherwise requires, the terms “we,” “us” and “our” refer to Portfolio Recovery Associates, Inc. and its subsidiaries.

Our business revolves around the detection, collection, and processing of both unpaid and normal-course accounts receivable originally owed to credit grantors, governments, retailers and others. Our primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies and retail merchants. We also provide fee-based services, including collateral-location services for credit originators via PRA Location Services, LLC (“IGS”) and revenue administration, audit and debt discovery/recovery services for government entities through both PRA Government Services, LLC (“RDS”) and MuniServices, LLC (“MuniServices”). We believe that the strengths of our business are our sophisticated approach to portfolio pricing, segmentation, and servicing, our emphasis on developing and retaining our collection personnel, our sophisticated collections systems and procedures and our relationships with many of the largest consumer lenders in the United States. Our debt purchase business specializes in receivables that have been charged-off by the credit originator. Because the credit originator and/or other debt servicing companies have unsuccessfully attempted to collect these receivables, we are able to purchase them at a substantial discount to their face value. From our 1996 inception through December 31, 2009, we acquired 1,697 portfolios with a face value of $48.0 billion for $1.4 billion, representing more than 22 million customer accounts. The success of our business depends on our ability to purchase portfolios of defaulted consumer receivables at appropriate valuations and to collect on those receivables effectively and efficiently. Since inception, we have been able to collect at an average rate of 2.5 to 3.0 times our purchase price for defaulted consumer receivables portfolios, as measured over a five to twelve year period, which has enabled us to generate increasing profits and positive operational cash flow.

We have achieved strong financial results since our formation, with cash collections growing from $10.9 million in 1998 to $368.0 million in 2009. Total revenue has grown from $6.8 million in 1998 to $281.1 million in 2009, a compound annual growth rate of 40%. Similarly, pro forma net income has grown from $402,000 in 1998 to net income of $44.3 million in 2009.

We are a Delaware corporation. Our principal corporate office is located at 120 Corporate Blvd, Norfolk, Virginia 23502, and our main telephone number at that location is (757) 519-9300. We maintain a website at www.portfoliorecovery.com. The information on our website does not constitute a part of this prospectus or any accompanying prospectus supplement.

Competitive Strengths

We Offer a Compelling Alternative to Debt Owners and Governmental Entities

We offer debt owners the ability to immediately realize value for delinquent receivables throughout the entire collection cycle, from receivables that have only been processed internally by the debt owner to receivables that have been subject to multiple internal and external collection efforts, whether or not subject to bankruptcy proceedings. This flexibility is unusual in our industry, helping us to meet the needs of debt owners and allowing us to become a trusted resource. Also, through our RDS and MuniServices businesses, we have the ability to service state and local governments’ receivables in various ways. This includes such services as processing tax payments on behalf of the client and extends to more complicated tax audit and discovery work, as well as additional services that fill the needs of our clients to local and state governments.

Disciplined and Proprietary Underwriting Process

One of the key components of our growth has been our ability to price portfolio acquisitions at levels that have generated profitable returns on investment. Since inception, we have been able to collect at an average rate of 2.5 to 3.0 times our purchase price for defaulted consumer receivables portfolios, as measured over a five to twelve year period, which has enabled us to generate increasing profits and operational cash flow. In order to price portfolios and forecast the targeted collection results for a portfolio, we use two separate internally developed statistical models and one externally developed model, which we may supplement with on-site due diligence and data obtained from the debt owner’s collection process and loan files. One model analyzes the portfolio as one unit based on demographic comparisons, while the second and external models analyze each account in a portfolio using variables in a regression analysis. As we collect on our portfolios, the results are input back into the models in an ongoing process which we believe increases their accuracy. Additionally, we have not sold any accounts since 2002, and the accounts we sold were primarily in Chapter 13 bankruptcy proceedings. By holding and collecting the accounts over the long-term, we create batch tracking history that we believe is unique among our peers.

Ability to Hire, Develop and Retain Productive Collectors

We place considerable focus on our ability to hire, develop, motivate and retain effective collectors who are key to our continued growth and profitability. Several large military bases and numerous telemarketing, customer service and reservation phone centers are located near our headquarters and regional offices in Virginia, providing access to a large pool of eligible personnel. The Hutchinson, Kansas, Las Vegas, Nevada, Birmingham, Alabama, Jackson, Tennessee, Houston, Texas and Fresno, California areas also provide a sufficient potential workforce of eligible personnel. We have found that tenure is a primary driver of our collector effectiveness. We offer our collectors a competitive wage with the opportunity to receive unlimited incentive compensation based on performance, as well as an attractive benefits package, a comfortable working environment and the ability to work on a flexible schedule. We have a comprehensive training program for new owned portfolio collectors and provide continuing advanced training classes which are conducted in our five training centers. Recognizing the demands of the job, our management team has endeavored to create a professional and supportive environment for all of our employees.

Established Systems and Infrastructure

We have devoted significant effort to developing our systems, including statistical models, databases and reporting packages, to optimize our portfolio purchases and collection efforts. In addition, we believe that our technology infrastructure is flexible, secure, reliable and redundant, to ensure the protection of our sensitive data and to mitigate exposure to systems failure or unauthorized access. We take data security and collection compliance very seriously. We employ a staff of Quality Control and Compliance employees whose role it is to monitor calls and observe collection system entries in real time. They additionally monitor and research daily exception reports that track significant account status movements, and account changes. We believe that our systems and infrastructure give us meaningful advantages over our competitors. We have developed financial models and systems for pricing portfolio acquisitions, managing the collections process and monitoring operating results. We perform a static pool analysis monthly on each of our portfolios, inputting actual results back into our acquisition models, to enhance their accuracy. We monitor collection results continuously, seeking to identify and resolve negative trends immediately. In addition, we do not sell our purchased defaulted consumer receivables. Instead, we work them over the long-term enhancing our knowledge of a pool’s long-term performance. Our comprehensive management reporting package is designed to fully inform our management team so that they may make timely operating decisions. This combination of hardware, software and proprietary modeling and systems has been developed by our management team through years of experience in this industry and we believe provides us with an important competitive advantage from the acquisition process all the way through collection operations.

Strong Relationships with Major Credit Originators

We have done business with most of the top consumer lenders in the United States. We maintain an extensive marketing effort and our senior management team is in contact on a regular basis with known and prospective credit originators. We believe that we have earned a reputation as a reliable and compliant purchaser of defaulted consumer receivables portfolios and as responsible collectors. Furthermore, from the perspective of the selling credit originator, the failure to close on a negotiated sale of a portfolio consumes valuable time and expense and can have an adverse effect on pricing when the portfolio is re-marketed. We have never been unable to close on a transaction. Similarly, if a credit originator sells a portfolio to a debt buyer which has a reputation for violating industry standard collecting practices, it can damage the reputation of the credit originator. We go to great lengths to collect from consumers in a responsible, professional and legally compliant manner. We believe our strong relationships with major credit originators provide us with access to quality opportunities for portfolio purchases.

Experienced Management Team

We have an experienced management team with considerable expertise in the accounts receivable management industry. Prior to our formation, our founders played key roles in the development and management of a consumer receivables acquisition and divestiture operation of Household Recovery Services, a subsidiary of Household International, now owned by HSBC. As we have grown, the original management team has been expanded to include a group of experienced, seasoned executives, many coming from the largest, most sophisticated lenders in the country.

Portfolio Acquisitions

Our portfolio of defaulted consumer receivables includes a diverse set of accounts that can be categorized by asset type, age and size of account, level of previous collection efforts and geography. To identify attractive buying opportunities, we maintain an extensive marketing effort with our senior officers contacting known and prospective sellers of defaulted consumer receivables. We acquire receivables of Visa®, MasterCard® and Discover® credit cards, private label credit cards, installment loans, lines of credit, bankrupt accounts, deficiency balances of various types, legal judgments, and trade payables, all from a variety of debt owners. These debt owners include major banks, credit unions, consumer finance companies, telecommunication providers, retailers, utilities, insurance companies, medical groups/hospitals, other debt buyers and auto finance companies. In addition, we exhibit at trade shows, advertise in a variety of trade publications and attend industry events in an effort to develop account purchase opportunities. We also maintain active relationships with brokers of defaulted consumer receivables. We have done business with most of the largest consumer lenders in the United States. Since our formation, we have purchased accounts from approximately 150 debt owners.

Fee-for-Service Businesses

In order to provide debt owners with alternative collection solutions and to capitalize on common competencies with our acquired receivables portfolio business, we also perform certain collection activities on a fee-for-service basis.

Within these businesses, IGS performs national skip tracing, asset location and collateral recovery services, principally for auto finance companies, for a fee. The amount of fee earned is generally dependent on several different outcomes: whether the debtor was found and a resolution on the account occurred, if the collateral was repossessed or if payment was made by the debtor to the debt owner. For example, if the debtor is not found, our fee is less than if the debtor is found and we are able to create a positive resolution on the account.

The primary source of income for RDS and MuniServices, our government processing and collection businesses, is derived from servicing taxing authorities in several different ways: processing all of their tax payments and tax forms, collecting delinquent taxes, identifying taxes that are not being paid and auditing tax payments. The processing and collection pieces are standard commission based billings or fee for service transactions.

The Offering

Common stock offered by us:	1,250,000 Shares

Underwriters’ option to purchase additional common stock:	187,500 Shares

Common stock outstanding after the offering:	16,770,235 Shares (assuming that the underwriters do not exercise their over-allotment option)

NASDAQ Global Market symbol:	“PRAA”

Use of proceeds:	We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $62.2 million (or approximately $71.6 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses. We intend to use the net proceeds of the offering primarily to repay a portion of the debt outstanding under our $365 million revolving credit facility. See “Use of Proceeds.”

Risk factors:	See “Risk Factors” and other information included in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding whether to invest in shares of our common stock.

The share information above is based on 15,520,235 shares of common stock outstanding as of February 9, 2010 and excludes:

•	7,000 shares of our common stock issuable upon exercise of options outstanding under our Amended and Restated 2002 Stock Option Plan and 2004 Restricted Stock Plan as of February 9, 2010 at a weighted average exercise price of $29.41;

•	666,309 shares of common stock reserved under our Amended and Restated 2002 Stock Option Plan and 2004 Restricted Stock Plan; and

•	343,922 shares of restricted stock that are subject to forfeiture as of February 9, 2010.

Unless we indicate otherwise, the information in this prospectus supplement assumes that the underwriters will not exercise their over-allotment option to purchase up to 187,500 additional shares of our common stock.

Summary Consolidated Financial and Operating Data

The following table shows our summary consolidated income statement and other financial and operating data for each of the years ended December 31, 2009, 2008 and 2007 and our summary consolidated balance sheet data as of December 31, 2009, 2008 and 2007. The summary consolidated income statement and other financial data for the years ended December 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements prepared in accordance with U.S. generally accepted accounting principles, which are incorporated herein by reference. Our historical results are not necessarily indicative of our results for any future period.

This information should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2009, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited consolidated financial statements and related notes appearing in such report.

	Years Ended December 31,
	2009	2008	2007

INCOME STATEMENT DATA:
(In thousands, except per share data)
Revenues:
Income recognized on finance receivables, net	$215,612	$206,486	$184,705
Commissions	65,479	56,789	36,043

Total revenues	281,091	263,275	220,748

Operating expenses:
Compensation and employee services	106,388	88,073	69,022
Legal and agency fees and costs	46,978	52,869	40,187
Outside fees and services	9,570	8,883	7,287
Communications	14,773	10,304	8,531
Rent and occupancy	4,761	3,908	3,105
Other operating expenses	8,799	6,977	5,915
Depreciation and amortization	9,213	7,424	5,517
Total operating expenses	200,482	178,438	139,564

Income from operations	80,609	84,837	81,184
Interest income	3	60	419
Interest expense	(7,909)	(11,151)	(3,704)

Income before income taxes	72,703	73,746	77,899
Provision for income taxes	28,397	28,384	29,658

Net income	$44,306	$45,362	$48,241

Net income per share
Basic	$2.87	$2.98	$3.08
Diluted	$2.87	$2.97	$3.06
Weighted average shares
Basic	15,420	15,229	15,646
Diluted	15,455	15,292	15,779
OPERATING AND OTHER FINANCIAL DATA:
(Dollars in thousands)
Cash collections and commissions(1)	$433,482	$383,488	$298,209
Operating expenses to cash collections and commissions	46%	47%	47%
Return on equity(2)	14%	17%	20%
Acquisitions of finance receivables, at cost(3)	$288,889	$280,336	$263,809
Acquisitions of finance receivables, at face value	$8,109,694	$4,588,234	$11,113,830
Employees at period end:
Total employees	2,213	2,032	1,677
Ratio of collection personnel to total employees(4)	86%	87%	88%

(1)	Includes both cash collected on finance receivables and commission fees earned during the relevant period.

(2)	Calculated by dividing net income for each year by average monthly stockholders’ equity for the same year.

(3)	Represents cash paid for finance receivables. It does not include certain capitalized costs or purchase price refunded by the seller due to the return of non-compliant accounts (also defined as buybacks). Non-compliant refers to the contractual representations and warranties provided for in the purchase and sale contract between the seller and us. These representations and warranties from the sellers generally cover account holders’ death or bankruptcy and accounts settled or disputed prior to sale. The seller can replace or repurchase these accounts.

(4)	Includes all collectors and all first-line collection supervisors at December 31.

	As of December 31,
	2009	2008	2007

BALANCE SHEET DATA:
(Dollars in thousands)
Cash and cash equivalents	$20,265	$13,901	$16,730
Finance receivables, net	693,462	563,830	410,297
Total assets	794,433	657,840	476,307
Long-term debt	1,499	—	—
Total debt, including obligations under capital lease and line of credit	320,799	268,305	168,103
Total stockholders’ equity	335,480	283,863	235,280

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risks described below and the information set forth under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in our common stock. See also “Cautionary Note Regarding Forward-Looking Statements” below.

Risks Related to our Common Stock and this Offering

The market price of our common stock may fluctuate significantly, and this may make it difficult for holders to resell our common stock when they want or at prices that they find attractive.

The price of our common stock on the NASDAQ Global Market constantly changes. We expect that the market price of our common stock will continue to fluctuate. The market price of our common stock may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:

•	changes in market conditions;

•	quarterly variations in our operating results;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	changes in expectations as to our future financial performance;

•	announcements of strategic developments, significant contracts, acquisitions and other material events by us or our competitors;

•	the operating and securities price performance of other companies that investors believe are comparable to us;

•	future sales of our equity or equity-related securities;

•	changes in the economy and the financial markets;

•	departures of key personnel;

•	changes in governmental regulations; and

•	geopolitical conditions, such as acts or threats of terrorism or military conflicts.

In addition, in recent years, global equity markets have experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons often unrelated to their operating performance. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating results.

Our quarterly operating results may vary significantly, which could negatively impact the price of our common stock.

Our quarterly results of operations have fluctuated in the past and will continue to fluctuate in the future. You should not rely on the results of any past quarter or quarters as an indication of future performance in our business operations or the price of our common stock. If our results of operations from quarter to quarter fail to meet the expectations of securities analysts and investors, the price of our common stock could suffer or be negatively impacted.

There may be future sales or issuances of our common stock, which will dilute the ownership interests of stockholders and may adversely affect the market price of our common stock.

We may issue additional common stock, including securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or substantially similar securities, which may result in dilution to our stockholders. In addition, our stockholders may be further diluted by future issuances under our equity incentive plans. The market price of our common stock could decline as a result of sales or issuances of a large number of our common stock or similar securities in the market after this offering or the perception that such sales or issuances could occur.

The common stock are equity interests and are subordinate to our existing and future indebtedness.

The common stock are equity interests. This means the common stock will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in a bankruptcy or similar proceeding. Our existing indebtedness restricts, and future indebtedness may restrict, payment of dividends on the common stock.

Additionally, unlike indebtedness, where principal and interest customarily are payable on specified due dates, in the case of common stock, (i) dividends are payable only when and if declared by our board of directors or a duly authorized committee of the board and (ii) as a corporation, we are restricted to only making dividend payments and redemption payments out of legally available assets. Further, the common stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the voting rights available to stockholders generally.

We do not currently intend to pay dividends on our common stock and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We do not expect to pay cash dividends on our common stock, including the common stock issued in this offering. Any future dividend payments are within the absolute discretion of our board of directors or a duly authorized committee of the board of directors and will depend on, among other things, our results of operations, working capital requirements, capital expenditure requirements, financial condition, contractual restrictions, business opportunities, anticipated cash needs, provisions of applicable law and other factors that our board of directors may deem relevant. We may not generate sufficient cash from operations in the future to pay dividends on our common stock.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to incorporate by reference the information we file with the SEC; therefore, we can disclose important information to you without actually including the specific information in this prospectus by referring you directly to those previously filed documents. The information incorporated by reference is an important part of this prospectus supplement, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent any information contained in such filings is deemed “furnished” in accordance with SEC rules. Such furnished information is not deemed filed under the Exchange Act and is not incorporated in this prospectus supplement.

•	Our Annual Report on Form 10-K for the year ended December 31, 2009 (filed with the SEC on February 16, 2010);

•	Our Definitive Proxy Statement for the 2009 Annual Meeting of Shareholders (filed with the SEC on April 20, 2009);

•	Amendment No. 1 on Form 10-K/A to our Annual Report on Form 10-K for the year ended December 31, 2008 (filed with the SEC on July 30, 2009); and

•	The description of our Common Stock contained in our Registration Statement on Form 8-A as filed with the SEC on October 30, 2002, including any amendments thereto or any public disclosures that may update such description.

We will provide without charge to each person to whom a copy of this prospectus supplement has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Any such requests for copies should be directed to Judith Scott, Corporate Secretary, at Portfolio Recovery Associates, Inc., 120 Corporate Boulevard, Norfolk, VA 23502, by phone to telephone number (757) 519-9300, or by email to jsscott@portfoliorecovery.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements, including statements regarding overall trends, operating cost trends, liquidity and capital needs and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The risks, uncertainties and assumptions referred to above may include, but are not limited to, the following:

•	changes in the economic or inflationary environment which have an adverse effect on the ability of consumers to pay their debts or on the stability of the financial system as a whole;

•	our ability to purchase defaulted consumer receivables at appropriate prices;

•	changes in the business practices of credit originators in terms of selling defaulted consumer receivables or outsourcing defaulted consumer receivables to third-party contingent fee collection agencies;

•	changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables;

•	changes in or interpretation of tax laws;

•	deterioration in economic conditions in the United States that may have an adverse effect on our collections, results of operations, revenue and stock price;

•	changes in bankruptcy or collection agency laws that could negatively affect our business;

•	our ability to employ and retain qualified employees, especially collection personnel;

•	our work force could become unionized in the future, which could adversely affect the stability of our production and increase our costs;

•	changes in the credit or capital markets, which affect our ability to borrow money or raise capital to purchase or service defaulted consumer receivables;

•	the degree and nature of our competition;

•	our ability to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;

•	our ability to retain existing clients and obtain new clients for our fee-for-service businesses;

•	the sufficiency of our funds generated from operations, existing cash and available borrowings to finance our current operations; and

•	the risk factors listed from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

Forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning the risks, uncertainties and assumptions that may affect our business and operating results, including, but not limited to, the risks, uncertainties and assumptions set forth in our most recent Annual Report on Form 10-K under the captions “Risk Factors,” “Business,” “Legal Proceedings” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any of those made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks, uncertainties and assumptions as you read this prospectus supplement and the accompanying prospectus. The future events, developments or results described in this report could turn out to be materially different. We have no obligation to publicly update or revise our forward-looking statements after the date of this annual report and you should not expect us to do so.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of shares of our common stock in this offering will be approximately $62.2 million (or approximately $71.6 million if the underwriters exercise their over-allotment option in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of the offering primarily to repay a portion of the debt outstanding under our $365 million revolving credit facility. Borrowings under our revolving credit facility bear interest at a floating rate equal to the one month LIBOR Market Index Rate plus 1.40%, which was 1.63% at December 31, 2009, and the facility expires on May 2, 2011. Repaying a portion of the debt outstanding under our revolving credit facility will increase our gross availability under the facility which, in turn, will allow us to draw down on the line of credit available thereunder for portfolio acquisitions and/or business acquisitions and for general corporate purposes including, but not limited to, organic growth, working capital and capital expenditures.

PRICE RANGE OF OUR COMMON STOCK

Our common stock has traded on The NASDAQ Global Market (formerly known as The NASDAQ National Market) under the symbol “PRAA” since it began trading on November 8, 2002. The following table sets forth, for the time periods indicated, the high and low sales prices of our common stock as reported on The NASDAQ Global Market.

	High	Low

Fiscal Year Ended December 31, 2008
Quarter ended March 31, 2008	$50.50	$27.43
Quarter ended June 30, 2008	$47.75	$37.12
Quarter ended September 30, 2008	$52.73	$35.09
Quarter ended December 31, 2008	$49.49	$24.70
Fiscal Year Ended December 31, 2009
Quarter ended March 31, 2009	$34.89	$19.41
Quarter ended June 30, 2009	$39.52	$26.11
Quarter ended September 30, 2009	$49.01	$37.13
Quarter ended December 31, 2009	$50.50	$40.89
Fiscal Year Ended December 31, 2010
Quarter ending March 31, 2010 (through February 17, 2010)	$55.94	$41.50

On February 17, 2010, the closing price of our common stock on The NASDAQ Global Market was $54.03. As of January 27, 2010, there were 29 holders of record of the common stock. Based on information provided by our transfer agent and registrar, we believe that there are 20,369 beneficial owners of the common stock as of January 27, 2010.

CAPITALIZATION

The following table shows our capitalization as of December 31, 2009:

•	on an actual basis; and

•	on an as adjusted basis to reflect the sale of 1,250,000 shares of our common stock in this offering by us (assuming the underwriters do not exercise their over-allotment option) at an offering price of $52.50 per share and the application of the estimated net proceeds to repay borrowings under our revolving credit facility.

The unaudited historical information in the table is derived from and should be read in conjunction with our historical consolidated financial statements, including the accompanying notes, included in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of December 31, 2009
		As
	Actual	Adjusted
	(Unaudited, in thousands, except per share amounts)

Cash and cash equivalents	$20,265	$20,265
Line of credit	$319,300	$257,097
Long-term debt	$1,499	$1,499
Stockholders’ equity:
Preferred stock, $0.01 par value per share, 2,000 authorized shares actual and as adjusted, 0 issued and outstanding shares actual and as adjusted	—	—
Common stock, $0.01 par value per share, 30,000 shares authorized actual and as adjusted, 15,596 issued and 15,514 outstanding shares actual and 16,846 issued and 16,764 outstanding shares as adjusted	155	168
Additional paid-in capital	$82,400	$144,590
Retained earnings	$253,353	$253,353
Accumulated other comprehensive (loss)/income, net of tax	$(428)	$(428)
Total stockholders’ equity	$335,480	$397,683
Total capitalization	$656,279	$656,279

UNDERWRITING

The underwriters named below have severally agreed, subject to the terms and conditions set forth in the underwriting agreement by and between us and William Blair & Company, L.L.C., as representative of the underwriters, to purchase from us the respective number of shares of common stock set forth opposite each underwriter’s name in the table below. William Blair & Company, L.L.C. is acting as Sole Book-Running Manager and JMP Securities LLC is acting as Co-Lead Manager for this offering.

Underwriter	Number of Shares

William Blair & Company, L.L.C.	750,000
JMP Securities LLC	500,000

Total	1,250,000

This offering will be underwritten on a firm commitment basis. In the underwriting agreement, the underwriters have agreed, subject to the terms and conditions set forth therein, to purchase the shares of common stock being sold pursuant to this prospectus supplement at a price per share equal to the public offering price less the underwriting discount specified on the cover page of this prospectus supplement. According to the terms of the underwriting agreement, the underwriters either will purchase all of the shares or none of them. In the event of default by any underwriter, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

The representative of the underwriters has advised us that the underwriters propose to offer the common stock to the public initially at the public offering price set forth on the cover page of this prospectus supplement and to selected dealers at such price less a concession of not more than $1.496 per share. The underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.10 per share to certain other dealers. The underwriters will offer the shares subject to prior sale and subject to receipt and acceptance of the shares by the underwriters. The underwriters may reject any order to purchase shares in whole or in part. The underwriters expect that we will deliver the shares to the underwriters through the facilities of The Depository Trust Company in New York, New York on or about February 22, 2010. At that time, the underwriters will pay us for the shares in immediately available funds. After commencement of the public offering, the representative may change the public offering price and other selling terms.

We have granted the underwriters an option, exercisable within 30 days after the date of this prospectus supplement, to purchase up to an aggregate of 187,500 additional shares of common stock at the same price per share to be paid by the underwriters for the other shares offered hereby solely for the purpose of covering over-allotments, if any. If the underwriters purchase any such additional shares pursuant to this option, each of the underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the table above. The underwriters may exercise the option only for the purpose of covering excess sales, if any, made in connection with the distribution of the shares of common stock offered hereby. The underwriters will offer any additional shares that they purchase on the terms described in the preceding paragraph.

The following table summarizes the compensation to be paid by us to the underwriters. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option:

		Total	Total
	Per	Without	With
	Share	Over-Allotment	Over-Allotment

Public offering price	$52.50	$65,625,000	$75,468,750
Underwriting discount	$2.494	$3,117,500	$3,585,125
Proceeds before expenses	$50.006	$62,507,500	$71,883,625

We estimate that the total expenses for this offering, excluding the underwriting discount, will be approximately $300,000.

We have agreed, subject to limited exceptions described below, for a period of 90 days after the date of this prospectus supplement, not to, directly or indirectly, without the prior written consent of William Blair & Company, L.L.C.:

•	offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of common stock or securities convertible or exchangeable into, or exercisable for, common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act); or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

Our agreement does not apply to any securities issued by us (i) upon the exercise of currently outstanding stock options or the grant of restricted stock to employees of the Company other than executive officers in the ordinary course of business consistent with past practice, including in connection with the hiring of employees, in each case pursuant to our Amended and Restated 2002 Stock Option Plan and 2004 Restricted Stock Plan and (ii) upon conversion of currently outstanding convertible securities. The 90-day lock-up period will be extended if (1) we release earnings results or material news or a material event relating to us occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event. This extension will not apply if the publication of research reports by the underwriters during the period around the expiration of this lock-up period is no longer restricted by applicable law or regulation.

Our executive officers and directors have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons, with limited exceptions, for a period of 90 days after the date of this prospectus supplement, may not, directly or indirectly, without the prior written consent of William Blair & Company, L.L.C.:

•	offer, sell (including “short” selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of any shares of common stock or securities, options or rights convertible or exchangeable into, or exercisable for, common stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act);or

•	enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock.

The lock-up agreements between our executive officers and directors and the underwriters do not apply to transfers or dispositions of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (1) as a bona fide gift or gifts, (2) to the immediate family of such executive officer or director, (3) to any trust for the direct or indirect benefit of such executive officer or director or the immediate family of such executive officer or director, (4) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by such executive officer or director or the immediate family of such executive officer or director or (5) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or a member of the immediate family of such executive officer or director; provided, however, that, prior to any such transfer or disposition pursuant to any of the foregoing clauses (1) through (5), each transferee shall execute a lock-up agreement, satisfactory to William Blair & Company, L.L.C., pursuant to which each transferee shall agree to receive and hold such shares of common stock, or securities convertible into or exchangeable or exercisable for the common stock, subject to the provisions described in the immediately preceding paragraph and this paragraph, and there shall be no further transfer except in accordance with the provisions described in the immediately preceding paragraph and this paragraph. “Immediate family” means any spouse, child, father, mother, brother or sister of the transferor, whether such relationship is by blood, marriage or adoption. Nothing in the lock-up agreements between our executive officers and directors and the underwriters restricts the ability of such executive officer or director to purchase shares of common stock on the open market, exercise any option to purchase shares of common stock granted under our Amended and Restated 2002 Stock Option Plan and 2004 Restricted Stock Plan, convert currently outstanding convertible securities or, in the case of one of our executive officers, effect transactions pursuant to a trading plan established pursuant to Rule 10b5-1 under the Exchange Act and which was in existence prior to the date of the applicable lock-up agreement. In addition, the 90-day lock-up period will be extended if (1) we release earnings results or material news or a material event relating to us occurs during the last 17 days of the lock-up period, or (2) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period. In either case, the lock-up period will be extended for 18 days after the date of the release of the earnings results or the occurrence of the material news or material event. This extension will not apply if the publication of research reports by the underwriters during the period around the expiration of this lock-up period is no longer restricted by applicable law or regulation.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities for misstatements in the registration statement of which this prospectus supplement forms a part, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect thereof.

The representative has informed us that the underwriters will not confirm, without client authorization, sales to their client accounts as to which they have discretionary authority. The representative has also informed us that the underwriters intend to deliver all copies of this prospectus supplement via electronic means, via hand delivery or through mail or courier services.

In connection with this offering, the underwriters and other persons participating in this offering may engage in transactions which affect the market price of the common stock. These may include stabilizing and over-allotment transactions and purchases to cover syndicate short positions. Stabilizing transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock. An over-allotment involves selling more shares of common stock in this offering than are specified on the cover page of this prospectus supplement, which results in a syndicate short position. The underwriters may cover this short position by purchasing common stock in the open market or by exercising all or part of their over-allotment option. In addition, the representative may impose a penalty bid. This allows the representative to reclaim the selling concession allowed to an underwriter or selling group member if shares of common stock sold by such underwriter or selling group member in this offering are repurchased by the representative in stabilizing or syndicate short covering transactions. These transactions, which may be effected on The NASDAQ Global Market or otherwise, may stabilize, maintain or otherwise affect the market price of the common stock and could cause the price to be higher than it would be without these transactions. The underwriters and other participants in this offering are not required to engage in any of these activities and may discontinue any of these activities at any time without notice. We and the underwriters make no representation or prediction as to whether the underwriters will engage in such transactions or choose to discontinue any transactions engaged in or as to the direction or magnitude of any effect that these transactions may have on the price of the common stock.

One or more of the underwriters currently act as a market maker for our common stock and may engage in “passive market making” in such securities on The NASDAQ Global Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also NASDAQ market makers in the security being distributed to engage in limited market making transactions during the period when Regulation M would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on The NASDAQ Global Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity’s average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

Our common stock is listed on The NASDAQ Global Market under the symbol “PRAA.”

In the ordinary course of business, some of the underwriters and their affiliates have provided, and may in the future provide, investment banking, commercial banking and other services to us for which they may receive customary fees or other compensation.

LEGAL MATTERS

The legal validity of the shares of common stock offered by this prospectus supplement will be passed upon for us by the law firm of Dechert LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Sidley Austin LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Portfolio Recovery Associates, Inc. and subsidiaries as of December 31, 2009 and 2008 and for each of the years in the three-year period ended December 31, 2009, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009, all included in our Annual Report on Form 10-K for the year ended December 31, 2009, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

PORTFOLIO RECOVERY ASSOCIATES, INC.

Common Stock
Preferred Stock
Debt Securities

We may offer Common Stock, Preferred Stock and debt securities from time to time in amounts, at prices and on terms to be determined at the time of the offering and set forth in one or more supplements to this prospectus, at an aggregate offering price not to exceed $150,000,000. The debt securities that we may offer may consist of subordinated debt securities consisting of notes or other evidence of indebtedness in one or more series. Each time we offer securities using this prospectus, we will provide the specific terms thereof, in one or more supplements to this prospectus. The prospectus supplements may also add, update or change the information in this prospectus and will also describe the specific manner in which we will offer securities.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should carefully read this prospectus and any accompanying prospectus supplement, including the information incorporated by reference, prior to investing.

We may offer and sell securities directly to you, through agents we select, through underwriters or dealers that we select, or through a combination of these methods. We may also describe the plan of distribution for any particular offering of the securities in a prospectus supplement. If any agents, underwriters or dealers are involved in the sale of any securities in respect of which this prospectus is being delivered, we will disclose their names and the nature of our arrangements with them, including any applicable commissions or discounts, in a prospectus supplement. See the “Plan of Distribution” section beginning on page 11 for more information.

Our Common Stock is quoted on the NASDAQ Global Stock Market under the symbol “PRAA.” On September 29, 2009, the closing sale price of our Common Stock, as reported by NASDAQ, was $46.01 per share. We encourage you to obtain the most current market quotation on our Common Stock. We have not determined whether we will list any of the other securities we may offer on any exchange or over-the-counter market. If we decide to seek the listing of any securities, the prospectus supplement will disclose the exchange or market

Investing in our securities involves certain risks. Please review the information included in, and incorporated by reference into, this prospectus and any accompanying prospectus supplement for a discussion of the factors you should carefully consider before deciding to purchase our securities including the information under the “Risk Factors” caption beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 30, 2009

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement accompanying this prospectus and that we have referred you to. No dealer, salesperson or other person is authorized to give information that is different. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus or in any prospectus supplement is correct only as of the date on the front of those documents, regardless of the time of the delivery of this prospectus or any prospectus supplement or any sale of these securities.

ABOUT PORTFOLIO RECOVERY ASSOCIATES, INC.

Portfolio Recovery Associates, Inc. is a Delaware corporation engaged in the business of purchasing, managing and collecting portfolios of defaulted consumer receivables, as well as offering a broad range of accounts receivable management services. Our primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies and retail merchants. We also provide a broad range of contingent and fee-based services, including collateral-location services for credit originators via PRA Location Services, LLC and revenue administration, audit and debt discovery/recovery services for government entities through PRA Government Services, LLC and MuniServices, LLC. We believe that the strengths of our business are our sophisticated approach to portfolio pricing and servicing, our emphasis on developing and retaining our collection personnel, our sophisticated collections systems and procedures and our relationships with many of the largest consumer lenders in the United States. Our proven ability to service defaulted consumer receivables allows us to offer debt owners a complete outsourced solution to address their defaulted consumer receivables. The defaulted consumer receivables we collect are purchased from sellers of defaulted consumer debt. We intend to continue to build on our strengths and grow our business through the disciplined approach that has contributed to our success to date.

Our principal corporate office is located at 120 Corporate Blvd, Norfolk, Virginia 23502, and our main telephone number at that location is (757) 519-9300. We maintain a website at www.portfoliorecovery.com. The information on our website does not constitute a part of this prospectus or any accompanying prospectus supplement.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 (the “Registration Statement”) that we filed with the SEC, utilizing a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may offer from time to time in one or more offerings, on a continued or delayed basis, the securities described herein, as described in this prospectus, with a maximum aggregate offering price not to exceed $150,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered, and we may include a discussion of risks or other special considerations applicable to us or the offered securities. A prospectus supplement may also add, update or change information in this prospectus. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described under the headings below entitled, “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference” before making an investment decision.

USE OF PROCEEDS

We will retain broad discretion over the use of the proceeds from any sale of our securities under this prospectus. We expect to use the net proceeds from the sale of the securities for general corporate purposes, including, but not limited to, organic growth, working capital, capital expenditures, portfolio acquisitions and/or business acquisitions. The actual amounts and the timing of our use of the net proceeds will depend upon our specific funding needs at a given time, market conditions, the availability of other funds and other factors. Pending the application of proceeds, we may invest the funds temporarily in short-term investment grade securities.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the documents incorporated herein and therein by reference contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve risks, uncertainties and assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are forward-looking statements, including statements regarding overall trends, operating cost trends, liquidity and capital needs and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. The risks, uncertainties and assumptions referred to above may include, but are not limited to, the following:

•	continued deterioration of the economic environment including the stability of the financial system;

•	our ability to purchase defaulted consumer receivables at appropriate prices;

•	changes in the business practices of credit originators in terms of selling defaulted consumer receivables or outsourcing defaulted consumer receivables to third-party contingent fee collection agencies;

•	changes in government regulations that affect our ability to collect sufficient amounts on our acquired or serviced receivables;

•	changes in or interpretation of tax laws;

•	deterioration in economic conditions in the United States that may have an adverse effect on the our collections, results of operations, revenue and stock price;

•	changes in bankruptcy or collection agency laws that could negatively affect our business;

•	our ability to employ and retain qualified employees, especially collection personnel;

•	our work force could become unionized in the future, which could adversely affect the stability of our production and increase our costs;

•	changes in the credit or capital markets, which affect our ability to borrow money or raise capital to purchase or service defaulted consumer receivables;

•	the degree and nature of our competition;

•	our ability to comply with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder;

•	our ability to retain existing clients and obtain new clients for our fee-for-service businesses;

•	the sufficiency of our funds generated from operations, existing cash and available borrowings to finance our current operations; and

•	the risk factors listed from time to time in our filings with the Securities and Exchange Commission (the “SEC”).

Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. You are urged to carefully review the disclosures we make concerning risks and other factors that may affect our business and operating results, including, but not limited to, those factors set forth in our most recent Annual Report on Form 10-K, as amended, under the captions “Risk Factors,” “Business,” “Legal Proceedings,” “Management’s Discussion and Analysis,” and any of those made in our other reports filed with the SEC. Please consider our forward-looking statements in light of those risks as you read this prospectus and any prospectus supplement. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Additional risks relating to our business, the industries in which we operate or any securities we may offer and sell under this prospectus may be described from time to time in our filings with the SEC. We do not intend, and undertake no obligation, to publish revised forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider any risk factors set forth in the applicable prospectus supplement and the documents incorporated by reference into this prospectus and the applicable prospectus supplement, as well as other information we include or incorporate by reference into this prospectus and in the applicable prospectus supplement. See also “Cautionary Note Regarding Forward-Looking Statements” above.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a Registration Statement with respect to the securities offered by this prospectus. As permitted by the SEC’s rules, this prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. We provide the holders of our Common Stock with annual reports containing audited financial statements reviewed and audited by our independent auditors in accordance with accounting principles generally accepted in the United States following the end of each fiscal year. We also file reports with the SEC on a quarterly basis that contain financial information and results of operations. For further information about us and our Common Stock, we refer you to the Registration Statement and the exhibits and schedules filed with it, as well as to our other filings with the SEC, including our annual, quarterly, and current reports and any proxy statements, which you may read and copy at the Public Reference Room maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website site at http://www.sec.gov that contains reports, proxy statements, information statements and other information we have filed electronically with the SEC. You may also obtain information about us at our website at www.portfoliorecovery.com. However, the information on our website does not constitute a part of this prospectus. Statements contained in this prospectus as to the contents of any contract or other documents referred to are not necessarily complete, but are intended to be summaries of the relevant portions of the documents. We refer you to copies of any documents that may be filed with the SEC, or as exhibits to the Registration Statement. All statements relating to such documents are qualified in all aspects by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC permits us to incorporate by reference the information we file with the SEC; therefore, we can disclose important information to you without actually including the specific information in this prospectus, by referring you directly to those previously filed documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, except to the extent any information contained in such filings is deemed “furnished” in accordance with SEC rules. Such furnished information is not deemed filed under the Exchange Act and is not incorporated in this prospectus.

•	Our annual report on Form 10-K for the year ended December 31, 2008 (filed with the SEC on February 27, 2008, as amended by a 10-K/A filed with the SEC on July 30, 2009);

•	Our quarterly reports on Form 10-Q for the quarters ended March 31, 2009 (filed on May 11, 2009) and June 30, 2009 (filed on August 7, 2009); and

•	Our current reports on Form 8-K filed on February 12, 2009, March 20, 2009, April 28, 2009 and July 29, 2009.

•	The description of our Common Stock contained in our Registration Statement on Form 8-A as filed with the SEC on October 30, 2002, including any amendments thereto or any public disclosures that may update such description.

Before you decide to invest in a particular offering of securities under this shelf registration, you should always check for the most recent reports that we may have filed with the SEC after the date of this prospectus. In all cases, you should rely on any later information over any conflicting information included in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents which have been incorporated in this prospectus by reference. Any such requests for copies should be directed to Judith Scott, Corporate Secretary, at Portfolio Recovery Associates, Inc., 120 Corporate Boulevard, Norfolk, VA 23502, by phone to telephone number (757) 519-9300, or by email to jsscott@portfoliorecovery.com.

DESCRIPTION OF OUR CAPITAL STOCK

The following information describes our capital stock and provisions of our Amended and Restated Certificate of Incorporation, which we refer to herein as our Certificate of Incorporation, and our Second Amended and Restated By-laws, which we refer to herein as our By-laws. The following description is only a summary and does not purport to be complete, and is qualified in its entirety by reference to applicable provisions of Delaware law, and to our Certificate of Incorporation and our By-laws, each of which is filed as an exhibit to the Registration Statement of which this prospectus is a part, which you are encouraged to read. When we offer to sell a particular type of Security, we will describe the specific terms thereof in a supplement to this prospectus. Accordingly, for a description of our Common Stock, you must refer to both the prospectus supplement relating to the Common Stock and the description of the Common Stock described in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Pursuant to our Certificate of Incorporation, we are authorized to issue up to 30,000,000 shares of Common Stock, $.01 par value per share and 2,000,000 shares of Preferred Stock, $0.01 par value per share. As of September 29, 2009, there were approximately 15,490,000 shares of Common Stock outstanding and no shares of Preferred Stock issued or outstanding.

The Transfer Agent and Registrar for our Common Stock is Continental Stock Transfer and Trust Company. If we offer Preferred Stock, it is expected that the Transfer Agent and Registrar for our Preferred Stock will also be Continental Stock Transfer and Trust Company.

Selected Provisions of our Certificate of Incorporation and By-Laws

Our Certificate of Incorporation or our By-laws:

•	establish a classified board of directors, whereby our directors are elected for staggered terms in office so that only one-third of our directors stand for election in any one year;

•	require stockholders to provide advance notice of any stockholder nominations for directors or any proposal of new business to be considered at any meeting of stockholders;

•	require a majority vote to remove a director;

•	preclude stockholders from acting by written consent; and

•	permit a special meeting of stockholders to be called at the written request of 30% of the stockholders.

Classified Board

Our Certificate of Incorporation provides that our directors shall be divided into three classes of directors, as nearly equal in number as possible, with overlapping three-year terms. One class of directors is to be elected each year with a term extending to the third succeeding annual meeting after election. The classification of the board has the effect of requiring that at least two annual stockholders meetings be held in order to replace a majority of the members of the board of directors.

Plurality Vote

Directors may be elected by the affirmative votes of a plurality of the common shares. However, pursuant to our policy, any nominee for election as director who receives a greater number of votes withheld from his or her election than votes for such election will be asked to tender their resignation following the certification of the shareholder vote. The Nominating and Corporate Governance Committee of the board of directors will consider the resignation offer and recommend to the full Board whether or not our company’s and our shareholders’ best interests are best served by accepting the resignation.

Advance Notice Procedures

Our By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors at an annual or special meeting of the stockholders or bring other business before an annual meeting of the stockholders. This notice procedure provides that, in order to nominate candidates for election as directors or raise other matters at an annual meeting, the nominations must be made or the matters must be raised in our notice of meeting, or by or at the direction of our board of directors, or by a stockholder who (i) is a stockholder of record at the time of giving notice as required by the By-laws, (ii) is entitled to vote at the meeting, and (iii) complies with the notice provisions of the By-laws. If our chairman or other officer presiding at a meeting determines that a person was not nominated or other business was not brought before the annual meeting in accordance with the notice procedure, that person will not be eligible for election as a director or that business will not be conducted at the meeting.

Special Meetings of Stockholders

Pursuant to our Certificate of Incorporation, a special meeting of the stockholders may be called at the written request of 30% of the stockholders.

Our Common Stock

Each share of our Common Stock entitles the holder to one vote per share on all matters requiring a shareholder vote, a ratable distribution of dividends, if and when declared by the board of directors and in the event of our liquidation, dissolution or winding up, the holders of Common Stock will be entitled to share pro rata in the assets remaining after payment to creditors and after payment of the liquidation preference.

Authorized but Unissued Shares of our Common Stock

Authorized but unissued shares of our Common Stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NASDAQ. We may use these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Action by Written Consent

Our Certificate of Incorporation does not permit stockholder action by written consent. The effect thereof may be to deter a future tender offer. Stockholders might view such an offer to be in their best interest should the offer include a substantial premium over the market price of our Common Stock at that time. In addition, this provision may have the effect of assisting our management to retain its position and place it in a better position to resist changes that the stockholders may want to make if dissatisfied with the conduct of our business.

Our Preferred Stock

Our board of directors is authorized to provide for the issuance of shares of Preferred Stock in one or more series, and may fix the number of shares in any series, with such voting powers, full or limited, or without voting powers and with such rights and preferences as our board of directors shall determine from time to time. The issuance of Preferred Stock could have the effect of making it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding Common Stock. Our board of directors may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of the holders of our Common Stock.

If we offer a series of Preferred Stock, we will describe the specific terms of that series in a prospectus supplement, including:

•	the title of the series of Preferred Stock and the number of shares offered;

•	the price at which the Preferred Stock will be issued;

•	the voting rights of the Preferred Stock;

•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;

•	whether the Preferred Stock is convertible into any other securities, and the terms and conditions of any such conversion;

•	the liquidation preference of the Preferred Stock, and

•	any additional rights, preferences and limitations of the Preferred Stock.

Any Preferred Stock will, when issued, be fully paid and non-assessable. The description of the terms of a series of Preferred Stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to that series of Preferred Stock. The registration statement of which this prospectus forms a part will include the certificate of designation as an exhibit or as a document incorporated by reference.

Selected Provisions of Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless:

•	prior to that time, the board of directors of the corporation approved the transaction in which the stockholder became an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholders owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers, and by specified employee benefit plans; or

•	the business combination is approved by a majority of the board of directors and by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years owned 15% or more of the corporation’s voting stock.

DESCRIPTION OF THE DEBT SECURITIES

The prospectus supplement will describe the particular terms of any debt securities that we may offer and may supplement or differ from the terms summarized herein. The following summaries of the debt securities are not complete. You are urged to read the exhibits to the registration statement that include this prospectus and the description of the additional terms of any debt securities that may be included in the prospectus supplement.

General

We may offer debt securities in the form of subordinated debt securities. The subordinated debt securities generally will be entitled to payment only after payment of our senior debt. See “Subordination” below.

Within the total dollar amount of this shelf registration statement, we may issue debt securities in a separate series. We may specify a maximum aggregate principal amount for the debt securities of any such series. The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors or a committee thereof. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement. The terms of the debt securities may or may not: place limits on the amount of other debt that we may incur; contain provisions to protect holders against a sudden or dramatic decline in our ability to pay our debt; contain financial or similar restrictive covenants, and require that subordinated debt may be paid only if all payments due under our senior indebtedness, have been made.

The prospectus supplement will describe the debt securities and the price or prices at which we will offer the debt securities. The description will include:

•	the title, denominations and form of the debt securities;

•	the principal amount being offered, and, if a series, the total amount authorized and the total amount outstanding;

•	any limits on the aggregate principal amount of the debt securities that may be issued;

•	the date or dates on which we must repay the principal, the maturity date and the principal amount due at maturity, and whether any discounts are applicable;

•	the rate or rates at which the debt securities will bear interest, and the date or dates from which interest will accrue;

•	the person or entity to which any interest on a debt security will be paid and the dates on which interest must be paid;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•	the terms and conditions on which we may redeem any debt securities, if at all;

•	whether or not we will issue the series of debt securities in global form and, if so, the terms and who the depositary will be;

•	whether and under what circumstances the debt securities may be converted into, or exchanged for shares of our Common Stock, our Preferred Stock or other debt securities or for other securities or property;

•	any subordination provisions that will apply to any subordinated debt securities;

•	any addition to or change in the events of default applicable to the debt securities and any change in the right of the trustee or the holders to declare the principal amount of any of the debt securities due and payable;

•	restrictions on transfer, sale or other assignment, if any;

•	the covenants associated with the debt securities, including any restrictive covenants; and

•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any events of default, and any terms which may be required by us or be advisable under applicable laws or regulations or advisable in connection with the marketing of the debt securities.

We can issue debt securities in one or more series with the same or various maturities, at par, at a premium or at a discount. We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity. We will describe U.S. federal income tax considerations, if any, and other special considerations applicable to any of these debt securities in the prospectus supplement.

Conversion and Exchange Rights

The prospectus supplement will describe, if applicable, the terms on which you may convert debt securities into or exchange them for other debt securities, Preferred Stock and Common Stock or other securities or property. The conversion or exchange may be mandatory or may be at our option or at your option, all as described in the prospectus supplement. The prospectus supplement will describe the conversion or exchange rate, how the amount of debt securities, number of shares of Preferred Stock and Common Stock or other securities or property to be received upon conversion or exchange would be calculated and the applicable conversion or exchange period.

Subordination

The indebtedness underlying any subordinated debt securities will be payable only if all payments due under our senior indebtedness have been made. If we distribute our assets to creditors upon any dissolution, winding-up, liquidation or reorganization or in bankruptcy, insolvency, receivership or similar proceedings, we must first pay all amounts due or to become due on all senior indebtedness before we pay the principal of, or any premium or interest on, the subordinated debt securities. In the event the subordinated debt securities are accelerated because of an event of default, we may not make any payment on the subordinated debt securities until we have paid all senior indebtedness or the acceleration is rescinded. If the payment of subordinated debt securities accelerates because of an event of default, we must promptly notify holders of senior indebtedness of the acceleration. If we experience a bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of subordinated debt securities may receive less, ratably, than our other creditors.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus from time to time in one or more transactions:

•	to purchasers directly;

•	to underwriters for public offering and sale by them;

•	through designated agents; or

•	through a combination of any of the foregoing methods of sale.

•	We may distribute the securities from time to time in one or more transactions at

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to such prevailing market prices; or

•	negotiated prices.

Each time that we use this prospectus to sell securities, we will also provide a prospectus supplement that contains the specific terms of the offering. Any public offering price may be changed from time to time. The prospectus supplement will set forth the terms of the offering, including, without limitation:

•	the name or names of any underwriters, or agents and the type and amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation, and

•	any discounts or concessions allowed or re-allowed or paid.

Direct Sales

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act, with respect to any resale of the securities. A prospectus supplement will describe the terms of any sale of securities we are offering hereunder.

To Underwriters

Unless otherwise provided in a prospectus supplement, the obligations of any underwriters to purchase securities will be subject to certain conditions precedent. The applicable prospectus supplement will name any underwriter or underwriters involved in a sale of our securities, which may be offered and sold at a price or at prices which may be changed, or from time to time at market prices or at negotiated prices. Underwriters may be deemed to have received compensation from us from sales of our securities in the form of underwriting discounts or commissions and may also receive commissions from purchasers of securities for whom they may act as agent. Underwriters may be involved in any of the market offerings of securities by or on our behalf. Underwriters may sell securities from time to time in one or more transactions to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

Through Agents

We may name an agent who may be involved in a sale of securities, as well as any commissions payable by us to such agent, in a prospectus supplement. Unless we indicate differently in the prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

Delayed Delivery Contracts

If we so indicate in a prospectus supplement, we may authorize agents or underwriters to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

Underwriters and agents participating in a sale of the securities may be deemed to be underwriters as defined in the Securities Act, and any discounts and commissions received by them, and any profit realized by them on resale of the securities, may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses. No underwriters or agents will be responsible for the validity or performance of the contracts. We will set forth in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities. Underwriters or agents who may become involved in the sale of our securities may be customers of, engage in transactions with and perform other services for us in the ordinary course of their business for which they receive compensation.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, syndicate-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. These stabilizing activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

Except and unless as otherwise provided in any prospectus supplement or otherwise, certain legal matters in connection with the validity of the securities offered hereby will be passed upon for us by the law firm of Dechert LLP, New York, New York. The name of the law firm advising any underwriters with respect to certain issues relating to any offering will be set forth in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Portfolio Recovery Associates, Inc. and subsidiaries as of December 31, 2008 and 2007 and for the years then ended, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of Portfolio Recovery Associates, Inc. and subsidiaries for the year ended December 31, 2006 have been incorporated by reference in reliance on the report of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the year ended December 31, 2006, and in reliance upon the authority of said firm as an expert in accounting and auditing.

KPMG LLP’s audit report covering the December 31, 2008 and 2007 consolidated financial statements contains an explanatory paragraph that states that Portfolio Recovery Associates, Inc. adopted the provisions of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainties in Income Taxes, an interpretation of FASB Statement No. 109, effective January 1, 2007.

KPMG LLP’s audit report on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph that states that Portfolio Recovery Associates, Inc. acquired MuniServices, LLC (MuniServices) during 2008, and management excluded from its assessment of the effectiveness of Portfolio Recovery Associates, Inc.’s internal control over financial reporting as of December 31, 2008, MuniServices’ internal control over financial reporting associated with less than 5% of the total assets and total revenues reflected in the consolidated financial statements of Portfolio Recovery Associates, Inc. as of and for the year ended December 31, 2008. KPMG LLP’s audit of internal control over financial reporting of Portfolio Recovery Associates, Inc. also excluded an evaluation of the internal control over financial reporting of MuniServices.

1,250,000 Shares

Portfolio Recovery Associates, Inc.

Common Stock

Prospectus Supplement

Sole Book-Running Manager	Co-Lead Manager

William Blair & Company	JMP Securities

February 17, 2010